Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of NewAlliance Bancshares and Connecticut Bancshares and Alliance Bancorp of New England on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with NewAlliance Bancshares as the acquirer. Under this method of accounting, the assets and liabilities of Connecticut Bancshares and Alliance Bancorp of New England will be recorded by NewAlliance Bancshares at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England as of and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of December 31, 2003 assumes the merger was completed on that date. The unaudited pro forma condensed combined statement of income gives effect to the merger as if the merger had been completed on January 1, 2003.

On July 15, 2003, New Haven Savings Bank adopted a Plan of Conversion (the “Plan”), pursuant to which the Bank converted from a state-chartered mutual bank to a state-chartered stock bank. All of the outstanding common stock of the Bank was sold to a holding company, NewAlliance Bancshares, Inc. (the “Company”) which issued and sold Company stock pursuant to the Plan. All of the stock of the Company issued in the conversion was offered to eligible and supplemental eligible account holders, employee benefit plans of the Bank and certain other eligible subscribers in a subscription offering pursuant to subscription rights in order of priority as set forth in the Plan. The Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of eligible employees that became effective upon the conversion. The ESOP purchased 7% of the common stock issued in the conversion. However, as the subscription offering was oversubscribed the ESOP did not purchase any shares in the conversion, but completed its purchases through a series of open market purchases through April 15, 2004. The Bank’s Plan provided for the establishment of a charitable foundation (NewAlliance Foundation) in connection with the conversion. The NewAlliance Foundation was funded with a contribution of four million shares of the Company’s common stock. This contribution resulted in the recognition of expense, equal to the fair value of the shares contributed, in the period in which the contribution was made net of tax benefits.

The merger agreements were also announced on July 15, 2003. Each outstanding share of Connecticut Bancshares and each option to purchase Connecticut Bancshares common stock was automatically converted into the right to receive $52.00 in cash. Each issued and outstanding share of Alliance Bancorp common stock was to be valued at $25.01 and exchanged for 2.501 shares of the Company common stock based on $10.00 (the initial public offering price of the Company’s common stock). Alternately, Alliance shareholders are able to receive $25.01 in cash, provided cash payments in total did not exceed 25% of the aggregate Alliance acquisition consideration. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the information is subject to adjustment and may vary materially from the actual purchase price allocation that was recorded upon completion of the merger.

NewAlliance Bancshares/Connecticut Bancshares/Alliance Bancorp of New England

Pro Forma Condensed Combined Balance Sheet

(unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England assuming the companies had been combined on December 31, 2003, on a purchase accounting basis.

	As of December 31, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments (a)		NewAlliance Bancshares (As Converted)	Connecticut Bancshares	Alliance Bancorp	Pro Forma Acquisition Adjustments (b)		NewAlliance Bancshares Connecticut Bancshares Allliance Bancorp Combined
	(In thousands)
Assets
Cash and cash equivalents	$46,634	$901,033	(c)	$947,667	$49,108	$35,824	$(659,147	)(i)	$373,452
Investment securities available for sale	1,119,280	—		1,119,280	724,569	106,518	—		1,950,367
Investment securities held to maturity	350	—		350	—	—	—		350
Loans receivable, net	1,289,789	—		1,289,789	1,670,728	272,177	14,326	(j)	3,247,020
Federal Home Loan Bank stock	13,766	—		13,766	27,037	2,857	—		43,660
Bank premises and equipment	34,119	—		34,119	15,480	6,391	5,972	(k)	61,962
Goodwill and non-amortizing intangible assets	564	—		564	20,744	49	(20,793	)(l)	441,051
							440,487	(l)
Core deposit intangibles and other intangibles	—	—		—	6,504	—	(6,504	)(m)	66,619
							66,619	(m)
Other assets	32,228	14,000	(d)	46,228	73,636	14,732	21,983	(n)	156,579

Total assets	$2,536,730	$915,033		$3,451,763	$2,587,806	$438,548	$(137,057)		$6,341,060

Liabilities
Deposits	$1,801,291	$—		$1,801,291	$1,606,292	$338,965	$18,845	(o)	$3,765,393
FHLB advances and other borrowings	277,681	—		277,681	666,384	58,157	38,579	(p)	1,040,801
Other liabilities	51,757	—		51,757	51,297	8,585	25,543	(q)	137,182

Total liabilities	2,130,729	—		2,130,729	2,323,973	405,707	82,967		4,943,376

Shareholders’ Equity
Common stock	—	1,065	(e)	1,065	117	31	(71	) (r)	1,142
Additional paid-in capital	—	1,049,419	(f)	1,049,419	126,632	15,633	(65,692	)(s)	1,125,992
Retained earnings	405,172	(26,000	)(g)	379,172	169,577	19,846	(189,423	)(t)	379,172
Employee stock ownership plan shares	—	(109,451	)(h)	(109,451)	(6,824)	—	6,824	(u)	(109,451)
Recognition plan shares	—	—		—	(6,636)	—	6,636	(u)	—
Treasury stock	—	—		—	(21,744)	(3,109)	24,853	(u)	—
Accumulated other comprehensive income	829	—		829	2,711	440	(3,151	)(u)	829

Total shareholders’ equity	406,001	915,033		1,321,034	263,833	32,841	(220,024)		1,397,684

Total liabilities and shareholders’ equity	$2,536,730	$915,033		$3,451,763	$2,587,806	$438,548	$(137,057)		$6,341,060

NewAlliance Bancshares/Connecticut Bancshares/Alliance Bancorp of New England

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the Year Ended December 31, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments (a)	NewAlliance Bancshares (As Converted)	Connecticut Bancshares	Alliance Bancorp	Pro Forma Acquisition Adjustments (b)		NewAlliance Bancshares Connecticut Bancshares Allliance Bancorp Combined
	(In thousands)
Interest and dividend income:
Interest on loans	$70,926	—	70,926	97,609	17,102	(4,655	)(j)	180,982
Interest on securities	33,644	—	33,644	31,201	4,416	(8,954	)(w)	60,307

Total interest and divivdend income	104,570	—	104,570	128,810	21,518	(13,609)		241,289

Interest expense:
Deposits	22,670	—	22,670	23,002	5,985	(5,419	)(o)	46,238
FHLB advances and other borrowings	7,726	—	7,726	25,106	3,376	(5,211	)(p)	30,997

Total interest expense	30,396	—	30,396	48,108	9,361	(10,630)		77,235

Net interest income before provision for loan losses	74,174	—	74,174	80,702	12,157	(2,979)		164,054
Provisions for loan losses	—	—	—	1,275	103	—		1,378

Net interest income after provision for loan losses	74,174	—	74,174	79,427	12,054	(2,979)		162,676
Non-interest income:
Depositor service charges and loan and servicing fees	9,710	—	9,710	15,422	3,779	—		28,911
Trust, investment and insurance fees	4,548	—	4,548	1,511	—	—		6,059
Other	3,516	—	3,516	8,369	(659)	—		11,226

Total non-interst income	17,774	—	17,774	25,302	3,120	—		46,196

Non-interest expense:
Salaries and employee benefits	36,469	3,655 (v)	40,124	35,841	6,458	(6,996	)(x)	75,427
Occupancy and funiture and fixture expense	10,922	—	10,922	7,252	1,978	(724	)(k)	19,428
Conversion and merger related charges	3,760	—	3,760	4,111	1,542	—		9,413
Other	13,789	—	13,789	15,627	2,534	14,675	(m)	46,625

Total non-interest expense	64,940	3,655	68,595	62,831	12,512	6,955		150,893

Income before provision for income taxes	27,008	(3,655)	23,353	41,898	2,662	(9,934)		57,979
Provision for income taxes	9,091	(1,279)	7,812	14,468	1,194	(3,477)		19,997

Net income	$17,917	$(2,376)	$15,541	$27,430	$1,468	$(6,457)		$37,982

Per common share information:
Earnings per share - basic	N/A		$0.14	$2.76	$0.54			$0.33
Earnings per share - diluted	N/A		0.14	2.54	0.51			0.33
Dividends paid	N/A		—	7,407	805			—
Average common shares issued and outstanding	N/A		114,158,736	9,927,804	2,700,537			114,158,736
Average diluted common shares issued and outstanding	N/A		114,158,736	10,810,286	2,863,846			114,158,736

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the mergers is included as of and for the year ended December 31, 2003. The pro forma adjustments included herein reflect the (a) cash paid for 11.1 million shares of Connecticut Bancshares common stock outstanding at March 31, 2004, totaling $579.4 million, or $52.00 a share and 1.3 million stock options outstanding at March 31, 2004, totaling $31.2 million for a total merger consideration of $610.6 million and (b) the exchange of Alliance Bancorp of New England common stock into NewAlliance Bancshares common stock using an exchange ratio of 2.501 of NewAlliance common stock for each of the 2.9 million shares of Alliance Bancorp of New England outstanding at March 31, 2004 and approximately $191,000 in cash paid to record holders of Alliance common stock who elected to receive a cash payment. The total merger consideration for the Alliance acquisition was approximately $191,000 in cash and 7.7 million shares of NewAlliance common stock. The total estimated purchase price of $673.8 million includes direct acquisition costs of $14.5 million. The pro forma adjustments also include the conversion of the Bank from a state-chartered mutual bank to a state-chartered stock bank and simultaneous stock offering of 102,493,750 shares of common stock at $10.00 per share to eligible account holders.

The mergers will be accounted for using the purchase method of accounting; accordingly, NewAlliance Bancshares’ cost to acquire Connecticut Bancshares and Alliance Bancorp of New England will be allocated to the assets and liabilities at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Connecticut Bancshares and Alliance Bancorp of New England at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Connecticut Bancshares and Alliance Bancorp of New England’s tangible and identifiable intangible assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the assets and liabilities of Connecticut Bancshares and Alliance Bancorp of New England as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Certain amounts in the historical consolidated financial statements of Connecticut Bancshares and Alliance Bancorp of New England have been reclassified to conform with NewAlliance Bancshares’ historical financial information presentation. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 – Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of December 31, 2003 assuming the merger was completed on December 31, 2003. The pro forma Statement of Income for the year ended December 31, 2003 was prepared assuming the merger was completed on January 1, 2003.

The allocation of the purchase price follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands)
Gross Purchase Price	$610,614	$74,778
Tax effect of purchasing options	(10,910)	(715)

Total purchase price	599,704	74,063	$673,767
Less: acquired stockholders equity	(263,833)	(32,841)	(296,674)
Less: tax benefit of accelerated RRP vesting	(2,323)	—	(2,323)
Plus: acquired goodwill	20,744	49	20,793
Plus: acquired core deposit intangible	6,504	—	6,504
Plus: non-tax deductible transaction costs	1,372	535	1,907
Plus: taxable purchase accounting adjustments
Tax deductible transaction expenses	49,682	10,441	60,123
Yield adjustment for acquired CD’s	14,678	4,167	18,845
Yield adjustment for acquired borrowings	33,639	4,940	38,579
Yield adjustment for acquired loans	(11,324)	(3,002)	(14,326)
Core deposit intangible	(49,786)	(7,075)	(56,861)
Pension and post retirement plans	15,619	751	16,370
Non-compete agreement intangible	(6,823)	(2,935)	(9,758)
Market value adjustment for bank premises and equipment	(5,117)	(855)	(5,972)
Severance, relocation and contract termination liabilities	8,711	462	9,173
Tax effect at 35% marginal tax rate	(17,247)	(2,413)	(19,660)

Goodwill resulting from acquisitions	$394,200	$46,287	$440,487

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, with gross proceeds of $1.025 billion, offering expenses of $14.5 million, a contribution to the NewAlliance Foundation of $40.0 million of conversion stock and establishment of an Employee Stock Ownership Plan that acquired in the open market 7.0% of the shares issued in the conversion plus shares contributed to the NewAlliance Foundation totaling 7,454,562 shares. Open market purchases by the Employee Stock Ownership Plan approximated $14.68 per share. The $26.0 million reduction in retained earnings reflects the expense of funding the NewAlliance Foundation of $40.0 million net of a deferred tax asset of $14.0 million.

(b)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.01 per share in newly issued conversion stock.

(c)	Net cash proceeds raised in the conversion equal to gross proceeds of $1.025 billion, less offering expenses of $14.5 million and the purchase of shares by the Employee Stock Ownership Plan of $109.5 million.

(d)	Deferred tax asset resulting from the $40.0 million expense for funding the NewAlliance Foundation based on a marginal tax rate of 35%.

(e)	Reflects par value of common stock at $0.01 per share based on issuing 102,493,750 shares and the contribution to NewAlliance Foundation of 4,000,000 shares.

(f)	Net proceeds of stock offering of $1.010 billion plus shares contributed to the NewAlliance Foundation of $40.0 million, net of par value of common stock.

(g)	After tax impact to retained earnings from the $40.0 million expense for funding the NewAlliance Foundation based on a marginal tax rate of 35.0%.

(h)	Contra-equity account established to reflect unallocated shares related to the Employee Stock Ownership Plan. The Employee Stock Ownership Plan purchased 7.0% of the shares issued in the conversion including NewAlliance Foundation shares.

(i)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $599.7 million, net of cash received from Alliance option holders for NewAlliance stock of $2.6 million, non- tax deductible transaction costs of $1.9 million, tax deductible acquisition costs of $60.1 million included in the purchase accounting adjustments.

(j)	Yield adjustments to record the difference between portfolio yields and market rates as of March 31, 2004 for loans acquired in the acquisitions. The adjustments will be recognized over the estimated lives of the acquired loans which ranges from 0.3 years to 12.0 years depending on the type of loan (average 4.6 years). The pro forma impact of the adjustment is to decrease interest income by approximately $4.7 million for the twelve months ended December 31, 2003.

(k)	Adjustments to fair-value owned real estate, leased property and related improvements, signage, computer equipment and furniture and fixtures expense. The pro forma effect of these adjustments is to decrease occupancy costs and furniture and fixture expense by $724,000 for the twelve months ended December 31, 2003.

(l)	Adjustment to write off historical Connecticut Bancshares and Alliance Bancorp goodwill and record goodwill created as a result of the merger. See Footnote 2.

(m)	Adjustment to write off historical Connecticut Bancshares and Alliance Bancorp intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The intangible assets are a core deposit intangible of $56.9 million and non-compete agreements of $9.8 million. These intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and a straight-line basis for the non-compete agreements. The value of the core deposit intangible represents the estimated future economic benefit resulting from the acquired customer balances. This value was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the intangible assets. The impact of these adjustments is to increase other non-interest expense on a pro forma basis by $14.7 million for the twelve months ended December 31, 2003.

(n)	Deferred tax asset of $21.9 million on taxable purchase accounting adjustments.

(o)	Adjustment to fair value of fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment is to decrease interest expense on a pro forma basis by approximately $5.4 million for the twelve months ended December 31, 2003.

(p)	Yield adjustment to reflect the difference between portfolio yields and market rates as of March 31, 2004 for borrowings acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired borrowings as a reduction in interest expense; the yield adjustments for borrowing will be accreted into income using the interest method over the lives of the actual borrowings based on their monthly maturity (4.8 years). The impact of the adjustment is to decrease interest expense on a pro forma basis by $5.2 million for the twelve months ended December 31, 2003.

(q)	Adjustment to reflect the recording of Pension and Post Retirement liabilities of $16.4 million and severance, branch closing and contract termination costs of $9.2 million.

(r)	Adjustment to eliminate Connecticut Bancshares’ and Alliance Bancorp’s common stock and to record shares issued in the subscription offering.

Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:

Connecticut Bancshares	$(117)
Alliance Bancorp	(31)
Common stock (par value) issued in acquisition	77

Adjustment to common stock	$(71)

(s)	Adjustment to eliminate Connecticut Bancshares’ and Alliance Bancorp’s additional paid in capital and to record the additional paid in capital of the common stock issued in the acquisition.

Calculated as follows (in thousands):

Eliminate paid-in-capital pursuant to purchase accounting:

Connecticut Bancshares	$(126,632)
Alliance Bancorp	(15,633)
Common stock (par value) issued in acquisition	76,573

Adjustment to additional paid-in-capital	$(65,692)

(t)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings. The elimination of retained earnings consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:

Connecticut Bancshares	$(169,577)
Alliance Bancorp	(19,846)

Adjustment to retained earnings	$(189,423)

(u)	Eliminate Connecticut Bancshares’ and Alliance Bancorp’s other stockholder equity accounts. Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Connecticut Bancshares	$6,824	$6,636	$21,744	$(2,711)
Alliance Bancorp	—	—	3,109	(440)

Adjustment to capital account	$6,824	$6,636	$24,853	$(3,151)

(v)	The expense of the Employee Stock Ownership Plan represents the number of shares to be released to participants (248,485 shares a year) times the average price of the stock for the year (assumed to be $14.71).

(w)	Certain net unrealized gains currently reflected in other comprehensive income by Connecticut Bancshares and Alliance will be accounted for as a premium paid by NewAlliance and will be recognized over the remaining life of the securities portfolio. The impact of the amortization of the premium is to decrease interest income by approximately $9.0 million on a proforma basis for the twelve months ended December 31, 2003.

(x)	Adjustment to salaries and employee benefits to deduct historical employee stock ownership plan and recognition and retention plan expense due to termination of expense.